Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement, dated as of December 9, 2021 (this “Agreement”), is by and between Famatown Finance Limited (“Famatown”) and the Famatown Affiliates (defined below) listed on the signature page hereto, on the one hand, and Valaris Limited (the “Company”), on the other hand.

RECITALS

WHEREAS, as of the date hereof, Famatown Beneficially Owns common shares, par value $0.01 per share, of the Company (the “Common Shares”) totaling, in the aggregate, 3,740,193 Common Shares; and

WHEREAS, the Company and Famatown have determined to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Observer; Board Representation and Board Matters.

(a)	During the Observer Right Period, subject to Section 1(k) below, Gunnar W. Eliassen (together with any replacement observer described in this Section 1(a), the “Observer”) shall be permitted to act as an observer to the Board and each committee thereof in accordance with Section 1(b); provided that, during the Observer Right Period, Famatown shall have the right to remove or replace the Observer with a person reasonably acceptable to the Board subject to the prior completion of the Nomination Documents, D&O Questionnaire and customary background checks to the reasonable satisfaction of the Company; provided, further, that such right to remove or replace can only be exercised in the event of death or disability of the Observer or if the Observer ceases to be employed by a Famatown Party.

(b)	During the Observer Right Period, subject to Section 1(k) below, the Company shall (i) deliver to the Observer any proposed action by written consent of the Board and each committee thereof (together with any supporting materials) substantially concurrently with delivery thereof to the members of the Board or such committee, as the case may be; and (ii) permit the Observer to attend and participate in all meetings of the Board and each committee thereof in person (if such meeting is an in-person meeting) or by conference call (if such meeting is by telephonic conference) and distribute all materials distributed for or at any such meeting (including any meeting agenda or board package) and all other information and materials distributed to members of the Board or such committee, as the case may be, in each case, substantially concurrently with the distribution of any such information or materials to the members of the Board or such committee, as the case may be; provided that Famatown agrees (I) that any information or materials provided to the Observer in connection with the foregoing shall be kept confidential in accordance with the terms of the Confidentiality Agreement (as defined below), and (II) nothing herein shall require the Company to disclose to the Observer any information to the extent such disclosure could constitute a waiver of the Company’s attorney-client privilege or attorney work product privilege with respect to such information (as determined by the chair of the Board after consultation with internal or external counsel to the Company).

(c)	The Observer shall not be entitled to vote at a meeting of the Board or any committee thereof.

(d)	If prior to the 2022 Annual General Meeting the Famatown Parties acquire additional Common Shares in an amount that the Board deems sufficient, the Company will increase the size of the Board by one member and appoint the Observer or another individual nominated by Famatown that is reasonably acceptable to the Board (the “New Director”) to fill the vacancy created by such increase; provided that the appointment of the New Director shall be conditioned on (A) the absence of any new fact or circumstance that would negatively impact in any material respect any of the Nomination Documents delivered by the Observer prior to the date hereof (if the Observer is to be the New Director), (B) delivery of an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter”), (C) delivery of an executed irrevocable resignation in the form attached hereto as Exhibit B (the “Resignation Letter”), (D) delivery of any “Know Your Client” and “Customer Due Diligence” information required under applicable law by the Company’s registered office in Bermuda (the “KYC Documentation”), (E) completion to the reasonable satisfaction of the Company of customary background checks and (F) if an individual other than the Observer is to be the New Director, the delivery by such individual of the other Nomination Documents. The New Director shall be required to (x) qualify as independent under the applicable rules of the NYSE and the rules and regulations of the SEC and (y) satisfy the guidelines and policies of the Company with respect to service on the Board applicable to all non-management Directors set forth in Schedule A. All rights under Section 1(a) and (b) shall expire upon the appointment of the New Director.

(e)	The Observer has, prior to the date hereof, completed a customary D&O Questionnaire in the form separately provided to Famatown and other documentation and information reasonably requested by the Company with respect to, among other things, the qualification of the Observer as independent in accordance with the rules of the New York Stock Exchange (“NYSE”) and an assessment of antitrust considerations in connection with the matters contemplated by this Agreement (collectively with the Nominee Letter, the Resignation Letter and the KYC Documentation, the “Nomination Documents”), and the Observer has, prior to the date hereof, met with representatives of the Nominating and Governance Committee of the Board. Prior to the commencement of the Observer Right Period, the Observer shall have completed customary background checks to the reasonable satisfaction of the Company.

(f)	If at any time after the commencement of the Observer Right Period, the Famatown Parties cease collectively to Beneficially Own an aggregate Net Long Position of at least 5.0% of the issued and outstanding Common Shares as of such date (the “Threshold Percentage”), the Resignation Letter shall become effective (if the New Director has already been appointed pursuant to Section 1(d)), and the Company shall have no further obligations under this Section 1 or Section 7 hereof effective at the end of the fifth business day thereafter (such five-business day period, the “Notice Period”); provided, however, that if the Famatown Parties have ceased to Beneficially Own at least the Threshold Percentage as a result of the issuance by the Company of Common Shares or securities convertible into Common Shares in connection with any acquisition by the Company of a Third Party (as defined below) and in such circumstances within the Notice Period Famatown delivers a written notice to the Board of its intent to acquire additional Common Shares to increase its Beneficial Ownership above the Threshold Percentage (an “Acquisition Notice”), then the Resignation Letter shall not become effective; provided, further, that if Famatown delivers an Acquisition Notice pursuant to the preceding proviso but fails to acquire sufficient Common Shares to Beneficially Own more than the Threshold Percentage on the 90th day following delivery of the Acquisition Notice, then the Resignation Letter shall become effective at the end of such 90th day and the Company shall have no further obligations under this Section 1 or Section 7 hereof.

(g)	If any of the Famatown Parties breaches, or the Observer or the New Director breaches, in any material respect any of the terms of this Agreement or the Nominee Letter, as applicable, and (A) if such breach is curable, fails to cure such breach within five business days following the receipt of written notice thereof from the Company specifying such breach in reasonable detail or (B) if such breach is not curable, immediately upon the receipt of written notice thereof from the Company specifying such breach in reasonable detail, the Resignation Letter shall become effective (if the New Director has already been appointed pursuant to Section 1(d)), and the Company shall have no further obligations under this Section 1 or Section 7 hereof.

(h)	Notwithstanding anything to the contrary, in the case of a resignation pursuant to clause (f) or (g) above, the Resignation Letter shall not become effective until a majority of the Directors (other than the New Director) shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of such Directors.

(i)	The Famatown Parties shall cause the Observer and the New Director, as appropriate, to comply with the terms of this Agreement, the Nominee Letter and the Resignation Letter (if applicable). For the avoidance of doubt, the Resignation Letter shall become effective upon the expiration of the Standstill Period.

(j)	In furtherance of this Section 1, Famatown shall keep the Company regularly apprised of any decreases in, and upon request provide the Company with, the Net Long Position of the Famatown Parties and their Beneficial Ownership of securities of the Company (as defined below); provided that after Famatown files a Schedule 13D such obligation to keep the Company apprised will apply only to the extent that such position is materially different than the ownership positions publicly reported on Famatown’s Schedule 13D and amendments thereto.

(k)	At all times during the Observer Right Period and while the New Director serves as a member of the Board, the Famatown Parties shall cause the Observer or the New Director, as appropriate, to, and the Observer and the New Director shall, (i) comply with and satisfy the Company guidelines and policies with respect to service on the Board applicable to all non-management Directors, which are set forth on Schedule A attached hereto, and such other guidelines and policies applicable to non-management Directors that may be implemented from time to time and provided to the Observer and the New Director (provided that for purposes of this clause (k) the Observer shall observe and comply with all policies and guidelines applicable to non-management Directors as if he were such) and (ii) recuse himself from Board discussions and approvals (and not request, and if received return, related information and materials) when required by the Company’s Corporate Governance Policy and/or when the Board determines (by majority vote of the Directors other than the New Director) that the Observer or the New Director has a disqualifying conflict of interest, including with respect to, without limitation (x) actions proposed by Famatown, (y) investments by Famatown and Affiliates of Famatown in the Company (other than Common Shares) or in any Competitor or (z) persons affiliated with Famatown or any Famatown Affiliate serving on the board of directors or similar governing body of any Competitor.

(l)	The Company agrees that (i) with respect to appointments to, and invitation to attend meetings of, committees of the Board, the New Director shall be treated similarly to other non-management Directors after giving due consideration to any potential disqualifying conflict of interest that may be specific to the New Director and (ii) the New Director shall be entitled to compensation, indemnification, expense reimbursement and insurance coverage to the same extent as provided to other non-management Directors, and in furtherance thereof, the Company shall execute an indemnification agreement with the New Director in the form executed with the other non-management Directors; provided that the Observer shall also be entitled to the same expense reimbursement provided to non-management directors in connection with its invitation to attend meetings of the Board and committees of the Board.

(m)	Subject to compliance with applicable laws, including those applicable to trading while in possession of material non-public information, within five business days of the date hereof, Famatown shall acquire Beneficial Ownership of in excess of 5% of the issued and outstanding Common Shares directly and not through Beneficial Ownership set forth in clause (ii) or (iii) of the definition thereof.

2.	Standstill and Voting Obligations.

(a)	Each of the Famatown Parties agrees that during the Standstill Period it shall not, directly or indirectly, and it shall cause each other Famatown Party not to, directly or indirectly:

(i)	(A) solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any person or entity not a party to this Agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than in a manner that is consistent with the Board’s or Company management’s recommendation in connection with such matter) or (B) control or exert influence over or seek to control or exert influence over the voting of any Voting Securities as to which a Third Party that is a counterparty to any Net Long Position of a Famatown Party possesses power to vote or direct the voting (other than such control or influence that is consistent with the Board’s or Company management’s recommendation in connection with such matter);

(ii)	encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s or Company management’s recommendation in connection with such matter);

(iii)	form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, other than with Famatown Affiliates, with respect to the Voting Securities (including any Net Long Position), or otherwise support or participate in any effort by a Third Party that is not consistent with the Board’s or Company management’s recommendations in connection with such matter;

(iv)	requisition or seek to call a special general meeting of shareholders or present at any annual general meeting or any special general meeting of the Company’s shareholders or through action by written consent or written resolution any proposal for consideration for action by shareholders or seek the removal of any Director or propose any nominee for election to the Board or seek additional representation on the Board;

(v)	sell, offer or agree to sell directly or indirectly, through swap, hedging, derivative transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a Famatown Party to any Third Party that would to a Famatown Party’s knowledge result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the Common Shares issued and outstanding at such time or would increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates, has a Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the Common Shares issued and outstanding at such time, except in each case in a transaction approved by the Board (by majority vote of the Directors other than the New Director);

(vi)	grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual general meeting or special general meeting of shareholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual general meeting except as provided in Section 2(b) below, special general meeting of shareholders or action by written consent or written resolution (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii)	make any request for shareholders list materials or other books and records of the Company other than those required under the Companies Act 1981 of Bermuda, or otherwise;

(viii)	institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any current or former Directors or officers of the Company (including derivative actions);

(ix)	subject to Section 2(c), without the prior approval of the Board (by majority vote of the Directors other than the New Director), separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, amalgamation, acquisition, reorganization, restructuring, recapitalization, extraordinary dividend, significant share repurchase, or any similar transaction or other business combination involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company, any of the Company’s Affiliates, or any subsidiary, business, venture or division of the foregoing, or encourage, initiate or support any other Third Party in any such activity that is not consistent with the Board’s or Company management’s recommendations in connection with such matter;

(x)	take any action, alone or with a Third Party, in support of, make any public statement regarding or otherwise make any proposal or request that constitutes (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number of Directors or to fill any vacancies on the Board, (B) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Board or the Company’s management, business, strategy, corporate structure or policies or (D) seeking to have the Company waive or make amendments or modifications to the Company’s memorandum of association or bye-laws;

(xi)	acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any securities or debt of the Company or any of its subsidiaries (including Common Shares and debt securities) or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) or assets of the Company, or rights or options to acquire any securities of the Company or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to securities of the Company; provided that Famatown may acquire Beneficial Ownership of Common Shares in the aggregate not exceeding 20.0% of the Company’s issued and outstanding Common Shares, subject to compliance with the other terms of this Agreement, the Confidentiality Agreement and applicable law;

(xii)	engage in any short sale (i.e., the sale of borrowed securities into the public market) or acquire an instrument involving a purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security or debt (other than a broad-based market basket or index) or other derivative transaction the purpose of which is for a Famatown Party to derive any significant part of its value from a decline in the market price or value of the securities or debt of the Company, or engage in any other derivative transaction described in the definition of “Beneficial Ownership” with respect to securities of the Company;

(xiii)	enter into any discussions, negotiations, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 2(a);

(xiv)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by Famatown or the Company; or

(xv)	contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 2(a).

(b)	Until the end of the Standstill Period, Famatown and the Famatown Affiliates shall cause all Voting Securities owned by the Famatown Parties directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special general meeting of shareholders or in connection with any solicitation of shareholder action by written consent or written resolution (each a “Shareholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (i) for all persons nominated by the Board for election as Directors at such Shareholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Shareholders Meeting.

(c)	For the avoidance of doubt, the provisions of Section 2(a) shall not restrict the Famatown Parties from tendering their Common Shares into a tender offer that has been commenced by a Third Party or otherwise receiving their pro rata share of consideration paid to Company shareholders in connection with any equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party including any such transaction with a Third Party that is submitted for a vote of the Company’s shareholders; provided that such transaction has not resulted or otherwise been supported by any action that is otherwise prohibited by Section 2(a).

(d)	Nothing in this Section 2 shall be deemed to (i) prohibit or restrict the Famatown Parties from communicating privately with the Board, the Chief Executive Officer or any director of the Company or with the Company’s or the Famatown Parties’ legal counsel regarding any matter, so long as such communications are not intended to, and do not and would not reasonably be expected to, require any public disclosure of such communications or (ii) limit the exercise in good faith by the New Director of his or her fiduciary duties solely in his or her capacity as a Director of the Company if elected to the Board.

3.	Public Announcements. Promptly following the execution of this Agreement, the Company and Famatown shall announce this Agreement by means of mutually agreeable press releases in the forms attached hereto as Exhibit C (the “Press Releases”); provided that neither the Company nor any Famatown Party shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Releases, except as required by law or the rules and regulation of the SEC, the Financial Industry Regulatory Authority and any stock exchange or with the prior written consent of the other party. The Company acknowledges that Famatown intends to file this Agreement and its agreed-upon Press Release as an exhibit to its Schedule 13D that the Company shall have the opportunity to review in advance. Famatown acknowledges and agrees that the Company intends to file this Agreement and file or furnish its agreed-upon Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file (or incorporate by reference) this Agreement as an exhibit to future filings with the SEC.

4.	Confidentiality Agreement. The Company hereby agrees that: (i) each of the Observer and the New Director is permitted to and may provide confidential information to certain specified officers and employees of the Famatown Parties subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit D (the “Confidentiality Agreement”) (which the Famatown Parties party thereto agree to execute and deliver to the Company simultaneously with their execution and delivery of this Agreement and cause the Observer and the New Director and such officers and employees of the Famatown Parties to abide by) and (ii) the Company will execute and deliver the Confidentiality Agreement to Famatown substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

5.	Non-Disparagement. During the Standstill Period, the Famatown Parties and the Company agree (and each Famatown Party agrees to cause the other Famatown Parties) to not make, or cause to be made (whether directly or indirectly), any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or their respective business, operations or financial performance, officers or directors or any person who has served as an officer or director of either party in the past, or who serves as an officer, director or agent of either party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any analyst, journalist or member of the media (including in a television, radio, internet, newspaper or magazine interview).

6.	Antitrust Matters.

(a)	During the Standstill Period, the Famatown Parties shall not, and shall cause the Observer, the New Director and any Affiliates of Famatown not to, and the Observer and the New Director shall not, serve, or nominate any person to serve, on the board of directors or similar governing body of, or otherwise participate, directly or indirectly, in any manner in the management of, any Competitor.

(b)	During the Standstill Period, Famatown shall, and shall cause its Affiliates to, (i) ensure that its counsel engages with the Company’s counsel in advance on an outside counsel only basis as regards plans on Famatown and/or its Affiliates’ part to acquire ownership of Voting Securities of any Competitor (provided, however, that Famatown is not required to cause its counsel to disclose any such acquisition on an outside counsel only or on any other basis to the Company’s counsel that would result in Famatown and its Affiliates holding less than 5% of the outstanding Voting Securities of the Competitor); (ii) use reasonable best efforts, working with the Company and its counsel, to ensure any such acquisition complies with applicable antitrust and competition laws; (iii) provide to the Company an updated Ownership Schedule (which will not include the Designated Entities) within five business days following the closing of any transaction (or the latest closing in the case of a series of related transactions) that results in any change to the information contained in the latest Ownership Schedule provided to the Company; and (iv) not disclose any confidential information of the Company to any Competitor.

(c)	The definition of “Competitor” shall not include the following persons for purposes of this Section 6 (other than Section 6(b)(iv)): SeaMex, SFL Corporation Ltd., NT Rig Holdco (formerly Oro Negro), Northern Drilling Ltd. (NODL:NO), Northern Ocean Ltd. (NOL:NO), and any controlled Affiliates of the foregoing, and their respective successors and assigns (collectively, the “Designated Entities”) but only as long as such person does not, directly or indirectly, engage in the business of providing offshore contract drilling services in the United States. Famatown shall promptly advise the Company if any of the Designated Entities at any time commences to engage in such business.

7.	Replacement Director Rights.

(a)	Following the Appointment Date and subject to Section 1 above, if during the Standstill Period the New Director resigns because he is unable or unwilling to serve as a Director (or because he becomes unaffiliated with Famatown), or is removed as a Director prior to the expiration of the Standstill Period, and at such time Famatown has not committed a material breach of this Agreement, Famatown shall have the ability to name a replacement Director, subject to the consent of the Company, not to be unreasonably withheld (any such replacement Director shall be referred to as the “Investor Replacement Director”). Any Investor Replacement Director named by Famatown shall be required to (A) qualify as independent under the applicable rules of the NYSE and the rules and regulations of the SEC and (B) satisfy the guidelines and policies of the Company with respect to service on the Board applicable to all non-management Directors. Subject to applicable rules of the NYSE, the rules and regulations of the SEC and the applicable charters of such committees, the Board and all applicable committees thereof shall take all necessary actions to appoint any Investor Replacement Director to the Board and any applicable committee of the Board of which the New Director was a member immediately prior to such New Director’s resignation or removal; provided that such Investor Replacement Director is qualified to serve on any such committee of the Board. The terms and conditions applicable to the New Director under this Agreement shall apply to any such Investor Replacement Director as if such person were the New Director. Following the appointment of any Investor Replacement Director to replace the New Director in accordance with this Section 7(a), all reference to the New Director herein shall be deemed to include any Investor Replacement Director (it being understood that this sentence shall apply whether or not references to the New Director expressly state that they include any Investor Replacement Director). Prior to the appointment of any Investor Replacement Director to the Board, the Investor Replacement Director will complete to the satisfaction of the Company customary background checks and provide to the Company the information, documentation and acknowledgements set forth in Sections 1(d) hereof, including the Nomination Documents.

(b)	For the avoidance of doubt, during the Standstill Period, if a Director other than the New Director ceases to serve as a Director of the Company for any reason, the Board, through its normal processes, may, in its sole discretion, seek to replace such departing Director.

(c)	Notwithstanding anything to the contrary, the rights of Famatown under this Section 7 shall automatically terminate upon the effectiveness of the Resignation Letter, and thereafter Famatown shall have no further rights to designate an Investor Replacement Director.

8.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of the governing or constitutional documents of such party or any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

9.	Representations and Warranties of Famatown. Famatown represents and warrants that, as of the date of this Agreement, (a) (i) Famatown Beneficially Owns an aggregate of 3,740,193 Common Shares directly and not through Beneficial Ownership set forth in clause (ii) or (iii) of the definition thereof, and (ii) no Famatown Affiliate Beneficially Owns any Common Shares; (b) except for such ownership, none of the Famatown Parties has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities or other securities of the Company, including through any derivative transaction described in the definition of “Beneficial Ownership”; (c) the Famatown Parties have a Net Long Position of 3,740,193 Common Shares; (d) Famatown has provided to the Company a true and complete schedule as of the date hereof of all Beneficial Ownership of, or other economic exposure to, or any other investments in, securities or indebtedness of any Competitor (including the Designated Entities) by Famatown, the New Director or any Famatown Affiliate (the “Ownership Schedule”); (e) neither Famatown nor any Famatown Affiliate will compensate or agree to compensate (including with cash, securities or any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) the New Director solely for his service as a Director of the Company to the extent such compensation paid to the New Director is directly related to (i) the financial performance of the Company or securities of the Company or (ii) the Company or its Affiliates entering into any transaction; and (f) the organizational chart provided to the Company on the date of this Agreement sets forth the true and correct ownership of all Famatown Parties that are not individuals.

10.	Certain Defined Terms. For purposes of this Agreement:

(a)	“2022 Annual General Meeting” shall mean the Company’s 2022 annual general meeting of shareholders.

(b)	The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c)	“Appointment Date” shall mean the first date that the New Director is appointed to the Board pursuant to Section 1(d).

(d)	“Beneficial Ownership” of securities means ownership of: (i) such securities, (ii) rights or options to own or acquire any such securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to such securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of such securities, in any case without regard to whether (x) such derivative conveys any voting rights in such securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of such securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of such securities. “Beneficially Owns” shall have a correlative meaning. For purposes of this Section 10(d), no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “Beneficially Own,” any securities beneficially owned by any Director to the extent such securities were acquired directly from the Company by such Director as or pursuant to director compensation for serving as a Director.

(e)	“Competitor” shall mean any person (other than the Company) that is, directly or indirectly, engaged in the business of providing offshore contract drilling services.

(f)	“Director” shall mean a director of the Company.

(g)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)	“Famatown Affiliates” shall mean, collectively, the entities and individuals listed on Schedule B hereto.

(i)	“Famatown Parties” shall mean, collectively, Famatown and the Famatown Affiliates.

(j)	“Net Long Position” shall mean such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis in respect of the Voting Securities; provided that “Net Long Position” shall not include any Voting Securities as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such Voting Securities.

(k)	“Observer Right Period” shall mean the period commencing on the latest of (I) the date that Famatown files a Schedule 13D reporting Beneficial Ownership of in excess of 5% of the issued and outstanding Common Shares directly and not through Beneficial Ownership set forth in clause (ii) or (iii) of the definition thereof, (II) the date that the Observer no longer serves on the board of directors or similar governing body of any Competitor (other than a Designated Entity) and (III) the date that the Observer shall have completed customary background checks to the reasonable satisfaction of the Company, and ending on the earliest of (1) the 2022 Annual General Meeting, (2) such time as any of the Famatown Parties breaches, or the Observer breaches, in any material respect any of the terms of this Agreement, (3) such time as the New Director is appointed to the Board pursuant to Section 1(d), and (4) such time as the Famatown Parties cease collectively to Beneficially Own an aggregate Net Long Position of at least equal to the Threshold Percentage.

(l)	The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), company, general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(m)	“SEC” shall mean the Securities and Exchange Commission.

(n)	“Standstill Period” shall mean the period commencing on the date hereof and extending until the completion of the 2022 Annual General Meeting; provided that if the Board (by majority vote of the Directors other than the New Director) determines to include the New Director on the Company’s slate of director nominees for the 2022 Annual General Meeting or any subsequent annual general meeting of Company shareholders (which determination is to be made in the Board’s sole discretion) and such New Director is elected to serve on the Board, the Standstill Period shall be extended until the close of business on the 30th business day prior to the advance notice deadline for shareholder nominations of Directors to be proposed for appointment at the annual general meeting of Company shareholders immediately following the meeting at which the director is elected (such that, for example, if the Board determines to include the New Director on the Company’s slate of director nominees for the 2022 Annual General Meeting and he is so elected, the Standstill Period shall be extended until the close of business on the 30th business day prior to the advance notice deadline for shareholder nominations for the 2023 annual general meeting of Company shareholders).

(o)	“Voting Securities” shall mean the Common Shares, and any other securities of the Company entitled to vote in the election of Directors, or securities convertible into, or exercisable or exchangeable for Common Shares or other securities, whether or not subject to the passage of time or other contingencies, or the securities of any other company entitled to vote in the election of directors of such company or securities convertible into, or exercisable or exchangeable for such securities, whether or not subject to the passage of time or other contingencies.

11.	Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law that would result in the application of the laws of a different jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in any New York State or federal court sitting in the Borough of Manhattan in the City of New York. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.	Termination. The term of this Agreement shall commence on the date hereof and shall continue until the expiration of the Standstill Period; provided that after such term each party hereto shall continue to be liable for any breaches of this Agreement that occurred prior to the expiration of such term.

13.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.	Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

15.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Valaris Limited

Claredon House, 2 Church Street

Hamilton, Bermuda HM 11

Attention:      Davor Vukadin

Email:            Davor.Vukadin@valaris.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:      Eduardo Gallardo

Email:            egallardo@gibsondunn.com

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:      Tull R. Florey

Email:            tflorey@gibsondunn.com

if to a Famatown Party:

Famatown Finance Limited

c/o Seatankers Management Co. Ltd

Deana Beach Apartments, Block 1, 4th Floor,

33 Promachon Eleftherias Street

Ayios Athanasios

4103 Limassol

Cyprus

Attention: Gunnar Eliassen; Ed Mills-Webb

Email: gunnar.eliassen@seatankersmgt.com;

ed.millswebb@seatankersmgt.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Keith J. Billotti

Email:  billotti@sewkis.com

16.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

17.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

18.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

19.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

20.	Fees and Expenses. Neither the Company, on the one hand, nor Famatown, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

21.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

VALARIS LIMITED

By:	/s/ Anton Dibowitz
Name:	Anton Dibowitz
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

FAMATOWN FINANCE LIMITED

By:	/s/ Spyros Episkopou
Name:	Spyros Episkopou
Title:	Director

GREENWICH HOLDINGS LIMITED

By:	/s/ Spyros Episkopou
Name:	Spyros Episkopou
Title:	Director

SEATANKERS MANAGEMENT COMPANY LIMITED

By:	/s/ Spyros Episkopou
Name:	Spyros Episkopou
Title:	Director

GEVERAN TRADING CO. LIMITED

By:	/s/ Eirini Santhi Theocharous
Name:	Eirini Santhi Theocharous
Title:	Director

HEMEN HOLDING LIMITED

By:	/s/ Eirini Santhi Theocharous
Name:	Eirini Santhi Theocharous
Title:	Director

[Signature Page to Support Agreement]

SCHEDULE A

LIST OF COMPANY GUIDELINES AND POLICIES
WITH RESPECT TO SERVICE ON THE BOARD APPLICABLE TO ALL
NON-MANAGEMENT DIRECTORS

1.	Code of Conduct

2.	Bye-laws

3.	Board committee charters

4.	Corporate Governance Policy

5.	Insider Trading Policy

6.	Related Person Transaction Policy

7.	Guidelines for Board Communications

8.	Appropriate Use of Technology Procedure

9.	Proper Use of Company Email Procedure

10.	Travel Expense Procedures

11.	Regulation FD Policy

EXHIBIT A

FORM OF NOMINEE LETTER

[Date]

Attention: Board of Directors
Valaris Limited

Claredon House, 2 Church Street

Hamilton, Bermuda HM 11

cc: Secretary of Valaris Limited

Re:	Nominee Letter

Ladies and Gentlemen:

This letter is delivered pursuant to Section 1(d) of the Support Agreement, dated as of December 9, 2021 (the “Agreement”), by and among Valaris Limited (the “Company”), Famatown (as defined therein) and the other parties thereto. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby accept and agree to my appointment as a director of the Company. I agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements or other reports or filings under applicable law or securities exchange listing requirements and as is customary under applicable law.

At all times while serving as a member of the Board, I agree to (i) comply with and satisfy the Company guidelines and policies with respect to service on the Board applicable to all non-management directors, which are set forth on Schedule A of the Agreement and such other guidelines and policies applicable to non-management directors that may be implemented from time to time and provided to me; (ii) recuse myself from Board discussions and approvals (and not request, and if received return, related information and materials) when required by the Company’s Corporate Governance Policy and/or when the Board determines (by majority vote of the Directors other than me) that I have a disqualifying conflict of interest, including with respect to, without limitation (x) actions proposed by Famatown, (y) investments by Famatown and Affiliates of Famatown in the Company (other than Common Shares) or in any Competitor or (z) persons affiliated with Famatown or any Famatown Affiliate serving on the board of directors or similar governing body of any Competitor and (iii) not serve on the board of directors or similar governing body of, or otherwise participate, directly or indirectly, in any manner in the management of, any Competitor. I acknowledge and agree that the foregoing obligations are in addition to the fiduciary and common law duties of any director of a Bermuda exempted company.

I designate the following telephone number and email address for service of notice of all director meetings. Notice by telephone or email to either of the said number or email address will constitute good and sufficient notice to myself and I agree to advise the Secretary of the Company of any changes to these particulars.

Email: [___________]@valaris.com1

Telephone: [___________]

Nationality: [___________]

Date of Birth: [___________]

I hereby authorize the Secretary of the Company to enter my name and address in the Register of Directors and Officers:

Name: [___________]

Address: [___________]

Sincerely,

Name:

1       NTD: Email for board notices and materials to be a valaris.com email address provided by the Company.

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION

[Date]

Attention: Board of Directors
Valaris Limited

Claredon House, 2 Church Street

Hamilton, Bermuda HM 11

cc: Secretary of Valaris Limited

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation (this “Resignation Letter”) is delivered pursuant to Section 1(d) of the Support Agreement, dated as of December 9, 2021 (the “Agreement”), by and among Valaris Limited (the “Company”), Famatown (as defined therein) and the other parties thereto. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve effective upon the earliest of:

(a)	effective at the end of the fifth business day following such time as the Famatown Parties cease collectively to Beneficially Own an aggregate Net Long Position of at least 5.0% of the issued and outstanding Common Shares as of such date (the “Threshold Percentage”); provided, however, that if the Famatown Parties have ceased to Beneficially Own at least the Threshold Percentage as a result of the issuance by the Company of Common Shares or securities convertible into Common Shares in connection with any acquisition by the Company of a Third Party and in such circumstances within the Notice Period Famatown delivers a written notice to the Board of its intent to acquire additional Common Shares to increase its Beneficial Ownership above the Threshold Percentage (an “Acquisition Notice”), then this Resignation Letter shall not become effective; provided, further, that if Famatown delivers an Acquisition Notice pursuant to the preceding proviso but fails to acquire sufficient Common Shares to Beneficially Own more than the Threshold Percentage on the 90th day following delivery of the Acquisition Notice, then this Resignation Letter shall become effective at the end of such 90th day;

(b)	such time as any of the Famatown Parties breaches, or the undersigned breaches, in any material respect any of the terms of this Agreement or the Nominee Letter, as applicable, and (A) if such breach is curable, fails to cure such breach within five business days following the receipt of written notice thereof from the Company specifying such breach in reasonable detail or (B) if such breach is not curable, immediately upon the receipt of written notice thereof from the Company specifying such breach in reasonable detail; and

(c)	the expiration of the Standstill Period.

Notwithstanding anything to the contrary, in the case of a resignation pursuant to clause (a) or (b) above, my resignation hereunder shall not become effective until a majority of the Directors (other than myself) shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of such Directors.

This resignation may not be withdrawn by me at any time.

Sincerely,

Name:

EXHIBIT C

[PRESS RELEASES]

Valaris Announces Support Agreement with The Seatankers Group

Hamilton, Bermuda, December 9, 2021 – Valaris Limited (NYSE: VAL) (“Valaris” or “the Company”) today announced that Famatown Finance Limited, a company indirectly controlled by trusts settled by John Fredriksen and a member of The Seatankers Group, has accumulated through open market transactions approximately 5% of the common shares of Valaris.

Anton Dibowitz, President and Chief Executive Officer of Valaris, commented: “Valaris welcomes the interest and investment from The Seatankers Group, who have extensive offshore drilling knowledge and experience. We appreciate the confidence expressed in the Valaris management team and Board of Directors, and the recognition of Valaris’ compelling value proposition. We look forward to a collaborative and long-term relationship.”

Further to that, Valaris has entered into a support agreement with Famatown, granting Board observer rights to a Famatown designee upon the satisfaction of certain conditions specified in the support agreement. The support agreement also provides Famatown with the potential to designate a member of the Valaris Board should Famatown increase its ownership of Valaris shares in an amount that the Board deems sufficient.

The Seatankers Group has expressed its determination to be a long-term shareholder while working alongside the Company as a resource and partner to continue driving long-term value for Valaris shareholders. Valaris looks forward to a continued collaborative relationship.

About Valaris Limited

Valaris Limited (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. Valaris maintains an unwavering commitment to safety, operational excellence, and customer satisfaction, with a focus on technology and innovation. Valaris Limited is a Bermuda exempted company (Bermuda No. 56245). To learn more, visit our website at www.valaris.com.

Cautionary Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," “should,” “will” and similar words and specifically include statements relating to future financial performance and shareholder value. Forward-looking statements are aspirational and are not guarantees or promises that such expectations, plans, or goals will be met. They are also subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. In addition to the factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10- Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking or other statements, except as required by law and notwithstanding any historical practice of doing so.

Investor & Media Contact:
Tim Richardson
Director – Investor Relations
+1-713-979-4619

Famatown Comments on Valaris Investment

Cyprus, December 9, 2021 – Famatown Finance Limited (“Famatown”), a company indirectly controlled by trusts settled by Mr. John Fredriksen1 and a member of the Seatankers Group, today announced that it has accumulated through open market transactions approximately 5.0% of the common shares of Valaris Limited (NYSE: VAL) (“Valaris”) and has executed a support agreement with Valaris reflecting the Seatankers Group’s support of and commitment to the Company.

The Seatankers Group holds significant interests within industries such as shipping and energy, oil services and diversified industrials. These investments include, among others, a strategic ownership position in 14 publicly listed companies, of which five are U.S. listed with a combined enterprise value of approximately $45 billion. Supported by the Seatankers Group’s active involvement as a major shareholder, these companies have over the last ten years executed private and public transactions with a combined value of approximately $75 billion and created significant shareholder value.

The Seatankers Group’s investment philosophy is comprised of core tenets that include: (i) targeting industry leaders in their respective spaces, (ii) identifying advantageous timing for potential investments, (iii) executing such investments with a focus on shareholder returns, and (iv) providing long-term shareholder support, as applicable.

Following several years of headwinds, the Seatankers Group believes the offshore drilling industry is in the early stages of an exciting recovery, driven by industry consolidation and a growing recognition of a need for sustained drilling activity to facilitate an orderly energy transition over time. This inflexion point, which is seeing utilization and dayrates rapidly recovering, coincides with low asset values across the offshore drilling sector.

The Seatankers Group also believes continued industry consolidation is critical and that Valaris will be an industry leader in the years to come, and that it represents by far the most compelling value proposition for investors in what is an increasingly attractive industry.

Investment Rationale

•	Valaris is well placed to be an industry consolidator given its best-in-class balance sheet and its market-leading fleet of high-quality assets;

•	Valaris has traded at a discount on implied rig values relative to its major peers since emergence, as highlighted in its own October 2021 investor presentation. The Seatankers Group is supportive of the progress that has been made in closing this gap and believes that significant upside still remains in this regard;

•	Additionally, the current enterprise value of Valaris is a fraction of the enterprise value pre-pandemic levels and could represent further material upside should an accelerated market recovery occur;

1 The beneficiaries of the Trusts are members of Mr. Fredriksen’s family. Mr. Fredriksen is neither a beneficiary nor a trustee of either Trust. Therefore, Mr. Fredriksen has no economic interest in the Shares and Mr. Fredriksen disclaims any control over these Shares, save for any indirect influence he may have with the trustee of the Trusts, in his capacity as the settlor of the Trusts.

•	Valaris has been highly successful lately in securing additional backlog, which is accretive compared to its current valuation. Further, Valaris’ remaining idle drilling units are well positioned to win accretive contracts in the near term;

•	The Seatankers Group believes the market substantially underestimates the strategic and financial value of Valaris’ ARO joint venture with Saudi Aramco; and

•	Finally, in its assessment of Valaris, the Seatankers Group has recognized the significant earnings potential of the Valaris fleet. With continued best in class execution and a general market recovery, the Seatankers Group believes Valaris could be in a position to generate annual EBITDA in excess of $1.0 billion in the future.

With decades of experience and a network in the offshore drilling industry, the Seatankers Group is confident it can be helpful in accelerating Valaris along the attractive trajectory it is already on. The Seatankers Group has confidence in the Valaris management team and board of Directors and is very excited about the prospects of increased involvement through potential Board representation should Famatown acquire additional shares in an amount the Valaris Board deems sufficient.

The Seatankers Group’s ambition is to create shareholder value and it is determined to be a long-term shareholder of Valaris. Famatown may increase its position further from today’s levels.

Cautionary Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements relating to future financial performance and shareholder value. Forward-looking statements are aspirational and are not guarantees or promises that such expectations, plans, or goals will be met. They are also subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking or other statements, except as required by law and notwithstanding any historical practice of doing so.

Investor & Media Contact:
Elena Varnava
elena.varnava@seatankers.com.cy
+ 357 25 858300

EXHIBIT D

[CONFIDENTIALITY AGREEMENT]

CONFIDENTIAL

December 9, 2021

Famatown Finance Limited

c/o Seatankers Management Co. Ltd

Deana Beach Apartments, Block 1, 4th Floor,

33 Promachon Eleftherias Street

Ayios Athanasios

4103 Limassol

Cyprus

Attention: Gunnar Eliassen; Ed Mills-Webb

Re:	Confidentiality Agreement

Ladies and Gentlemen:

1.	Valaris Limited, a company organized under the laws of Bermuda (the “Company”), understands and agrees that, subject to the terms of, and in accordance with, this letter agreement (this “Agreement”), the Observer or New Director (each as defined in the Support Agreement (as hereinafter defined) and collectively, together with any replacement of an Observer or a New Director, referred to herein as the “Investor Designee”) may, if and to the extent the Investor Designee desires to do so and to the extent permitted by antitrust, competition or any other applicable law, disclose information that the Investor Designee obtains while serving as an observer or a director on the board of directors of the Company (the “Board”) to Famatown Finance Limited and the Famatown Affiliates (as defined in the Support Agreement) (collectively, “you” or the “Investor,” and together with the Investor Designee, the “Investor Parties”), and any of your Investor Representatives (as hereinafter defined), and may discuss such information with you and your Investor Representatives, subject to the terms and conditions of this Agreement. As a result, you may receive certain non-public information regarding the Company that constitutes Confidential Material (as hereinafter defined). You acknowledge that the Confidential Material is proprietary to the Company and may include price-sensitive information, trade secrets, proprietary information or other business information the disclosure of which would reasonably be expected to harm the Company. In consideration for, and as a condition of, the Confidential Material being furnished to you and any Investor Representative, you agree to treat confidentially any and all non-public or proprietary information concerning or relating to the Company or any of its affiliates that is furnished by the Investor Designee, or by or on behalf of the Company, to the Investor or any employees, partners, managing directors, managers, officers, directors, agents, consultants, accountants or financial or legal or other advisors of the Investor (each of the foregoing that receives Confidential Material from the Company, the Investor or the Investor Designee, other than the Investor, an “Investor Representative”), regardless of the form in which such information is communicated or maintained (including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise), together with any notes, reports, analyses, models, forecasts, compilations, studies, interpretations, files, records or other documents or material, or extracts thereof, to the extent containing, referring or relating to, based upon or derived from, such information, in whole or in part (all of the foregoing, collectively, the “Confidential Material”). This Agreement shall become effective upon the execution and delivery by the parties of that certain support agreement (the “Support Agreement”), dated as of December 9, 2021, between the Company and the members of the Investor party thereto.

2.	The term “Confidential Material” does not include information that (i) was already in the possession of the Investor Designee, the Investor or any Investor Representative prior to the date hereof; (ii) is received on a non-confidential basis from a source other than the Investor Designee, the Company, any affiliates of the Company, employees, directors, agents, financial or other advisors or representatives of the Company or such affiliates, or representatives of the Company’s and such affiliates’ agents or advisors (each of the foregoing, other than the Company and the Investor Designee, a “Company Representative”); provided that none of you, the Investor Designee or any Investor Representative had reason to believe that the source of such information was bound by a confidentiality agreement with or other contractual, legal, statutory, regulatory (including by virtue of stock exchange rules), fiduciary or other obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed; (iii) is or becomes generally available to the public other than as a result of a disclosure by you, the Investor Designee or any Investor Representative in violation of this Agreement or any other obligation of confidentiality to the Company or any of its affiliates under applicable law or the Company’s guidelines and policies with respect to service on the Company’s board of directors applicable to all non-management directors, which shall be applicable to the Investor Designee; or (iv) is independently developed by you, the Investor Designee or any Investor Representative without use of or reference to any Confidential Material.

3.	It is understood that the Investor may disclose Confidential Material only to those Investor Representatives that require such material for the purpose of facilitating confidential communications between the Investor and the Authorized Representatives (as hereinafter defined), evaluating the Confidential Material to advise the Investor, or evaluating investments in the common shares, par value $0.01 per share, of the Company owned by the Investor. You agree that the Confidential Material will be kept strictly confidential by the Investor Representatives in accordance with the terms of this Agreement and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by any Investor Representative to any person, unless such other person is any of the Investor Parties or an Investor Representative who is permitted to receive Confidential Material under the terms of this Agreement. The Investor further agrees that (i) prior to furnishing Confidential Material to any Investor Representative, Investor shall advise any Investor Representative receiving Confidential Material of such Investor Representative’s obligations to keep such information confidential under the terms of this Agreement and (ii) the Investor shall be responsible to the Company for any breach or violation by any Investor Representative of the terms of this Agreement as if such Investor Representative was a party hereto.

2

4.	Notwithstanding anything in this Agreement to the contrary (but subject to the succeeding paragraph), in the event that the Investor or any Investor Representative is requested or required by applicable law (including the rules and regulations of any securities exchange) in connection with a legal, judicial, regulatory or administrative investigation or proceeding, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legally mandatory process (excluding any such requirement arising out of any action or proceeding initiated by the Investor, the Investor Designee or any Investor Representative, except where such request or requirement comes from a governmental authority with competent jurisdiction) (each, a “Legal Requirement”), to disclose the Confidential Material, it is agreed that the Investor may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Material that the Investor or such Investor Representative, as applicable, is advised by reputable outside legal counsel that it is legally required to disclose; provided that the Investor will, to the extent permitted by applicable law, (i) provide the Company with prompt (and, in any event, prior to any disclosure) notice of such event and the terms and circumstances surrounding such event so that the Company may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Investor or Investor Representative, (ii) in the event the Company determines to seek such protective order or other remedy, reasonably cooperate with the Company in seeking such protective order or other remedy and (iii) use reasonable efforts, at the Company’s sole cost and expense, to assist the Company in obtaining reasonable assurance that confidential treatment is accorded to any Confidential Material so furnished; provided, further, that nothing in this Section 4 shall be construed to require you or the Investor Representatives to undertake litigation or other legal proceedings or to incur any out-of-pocket expenses. In no event will the Investor or any Investor Representative, as applicable, oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Material or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Material.

5.	It is understood that there shall be no “requirement of applicable law or regulation” and no “request or requirement in connection with a legal, judiciary or administrative investigation or proceeding” that would permit the Investor or any Investor Representative to disclose any Confidential Material if such requirement arises solely from the fact that, absent such disclosure, the Investor or such Investor Representative, as applicable, would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, securities of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or the Investor would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder.

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6.	The Investor acknowledges, and will advise its Investor Representatives, that applicable securities laws restrict persons with material, non-public information concerning the Company or any of its affiliates (including matters that may be the subject of this Agreement) from purchasing or selling securities of the Company or any of its subsidiaries (including any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by the Company or any of its subsidiaries or securities convertible into or exchangeable for such securities (or rights decoupled from the underlying securities)), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities. The Investor further agrees to instruct the Investor Representatives not to trade in securities of the Company or any of its subsidiaries in violation of applicable law while in possession of any Confidential Material. The Company and the Investor each acknowledge and agree that the Investor Parties will only be permitted to trade in the securities of the Company or any of its subsidiaries, subject to applicable law and the terms of the Support Agreement, (1) during any open window periods when members of the Board are permitted to do so (provided that Investor is not in possession of any Confidential Material), (2) at any time with approval from the Company’s General Counsel, and (3) from and any time after the opening of the first open window period following the date on which neither Observer nor New Director continues to serve as a board observer or director of the Company; provided that, in the case of this clause (3), the Company agrees to notify the Investor in advance of any such open window period. The Company shall not be responsible for compliance with applicable laws by the Investor, the Investor Designee or any Investor Representative.

7.	The Investor understands and acknowledges that (x) neither the Company nor any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material or any other information provided or made available to the Investor, the Investor Designee or any Investor Representative by or on behalf of the Company, and (y) neither the Company nor any of the Company Representatives shall have any liability to the Investor, the Investor Designee or any other person, including any of the Investor Representatives, relating to, or resulting from, the review or use of, or reliance on, Confidential Material or such other information by the Investor, the Investor Designee, any Investor Representative or other person. This Agreement does not create any obligation of the Company to provide any Confidential Material or other information to any of the Investor Parties.

8.	At any time after the date on which neither Observer nor New Director continues to serve as a board observer or director of the Company, upon the request of the Company for any reason, the Investor shall promptly, and in no event later than seven business days after such request, deliver or cause to be delivered to the Company (or, at the Investor’s option, destroy, with such destruction to be confirmed promptly in writing (including by e-mail)) all copies of Confidential Material in the possession of the Investor and any Investor Representative, except to the extent copies are (a) required to be maintained by the Investor or any Investor Representative to assure compliance with applicable laws or regulations or (b) necessary to comply with bona-fide, general document retention policies or electronic backup and archival procedures maintained in the ordinary course of business. Notwithstanding the return or destruction of Confidential Material, the Investor and any Investor Representatives shall continue to be bound by their respective obligations of confidentiality and other obligations hereunder during the Term (as hereinafter defined).

9.	The Confidential Material is and shall remain the sole property of the Company. The Investor agrees that the Company has not granted Investor, the Investor Designee or any Investor Representative any license, copyright or similar right with respect to any of the Confidential Material or any other information provided to you, the Investor Designee or any Investor Representative by or on behalf of the Company or any Company Representative.

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10.	Unless otherwise agreed to by the Company in writing, the Investor and any Investor Representatives shall not, directly or indirectly, initiate contact or communication with any Company Representative other than (i) directors of the Company, (ii) the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel or other internal legal counsel to the Company (the “Authorized Representatives”) or (iii) any legal or financial advisor to the Company designated in writing by any of the foregoing, concerning Confidential Material or seek any information in connection therewith from any such person other than by contacting one or more of the Authorized Representatives; provided that the foregoing restriction shall not apply to the Investor Designee (or any New Director replacement, if applicable).

11.	It is understood and agreed that the Investor Designee shall not disclose to you or your Investor Representatives any Legal Advice (as hereinafter defined) that may be included in the Confidential Material with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that the Investor Designee may provide such disclosure of Legal Advice if the Investor Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel (whether in house or outside counsel) and shall not include factual information or the formulation or analysis of business strategy that in either case is not protected by the attorney-client, attorney work product privilege or any other applicable privilege.

12.	All obligations under this Agreement shall automatically terminate one year after the date on which neither Observer nor New Director continues to serve as a board observer or director of the Company (the “Term”); provided that such termination shall not relieve any party hereto from its responsibilities in respect of any breach of this Agreement prior to such termination; provided, further, that the Investor shall maintain, in accordance with the confidentiality obligations set forth herein, any Confidential Material that is identified as and constitutes trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

13.	Investor acknowledges and agrees that irreparable injury to the Company would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond), and Investor will not take action, directly or indirectly, in opposition to the Company seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 13 is not the exclusive remedy for violation of this Agreement.

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14.	This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law that would result in the application of the laws of a different jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in any New York State or federal court sitting in the Borough of Manhattan in the City of New York. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.	Each of the Company and Investor hereby represent and warrant that (i) it has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation, enforceable against the Investor in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which it is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting it, and (iv) the entry into this Agreement by it does not require approval by any owners or holders of any equity interest in it (except as has already been obtained).

16.	This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither party hereto shall be bound by any contractual obligation to the other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).

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17.	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

18.	This Agreement and the Support Agreement contain the entire understanding of the parties hereto with respect to the matters provided for herein. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties hereto other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the parties hereto. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Agreement is solely for the benefit of the parties hereto and the Company’s affiliates and is not enforceable by any other persons or entities.

19.	All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Valaris Limited

Claredon House, 2 Church Street

Hamilton, Bermuda HM 11

Attention:	Davor Vukadin
Email:	Davor.Vukadin@valaris.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, New York 10166

Attention:	Eduardo Gallardo
Email:	egallardo@gibsondunn.com

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Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000

Houston, Texas 77002

Attention:	Tull R. Florey
Email:	tflorey@gibsondunn.com

if to Famatown:

Famatown Finance Limited

c/o Seatankers Management Co. Ltd

Deana Beach Apartments, Block 1, 4th Floor,

33 Promachon Eleftherias Street

Ayios Athanasios

4103 Limassol

Cyprus

Attention: Gunnar Eliassen; Ed Mills-Webb

Email: gunnar.eliassen@seatankersmgt.com; ed.millswebb@seatankersmgt.com

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention:	Keith J. Billotti
Email:	billotti@sewkis.com

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement among each of the parties hereto.

Very truly yours,

VALARIS LIMITED

By:
Name: Anton Dibowitz
Title: President and Chief Executive Officer

Confirmed and agreed to as of the date first above written:

FAMATOWN FINANCE LIMITED

By:
Name: Spyros Episkopou
Title: Director

GREENWICH HOLDINGS LIMITED

By:
Name: Spyros Episkopou
Title: Director

SEATANKERS MANAGEMENT COMPANY LIMITED

By:
Name: Spyros Episkopou
Title: Director

GEVERAN TRADING CO. LIMITED

By:
Name: Eirini Santhi Theocharous
Title: Director

HEMEN HOLDING LIMITED

By:
Name: Eirini Santhi Theocharous
Title: Director